Exhibit 10.21

KEY MANAGER BONUS PLAN DOCUMENT

Plan Overview: On February 10, 2009, the Board of Directors of CPG International (CPG) approved a Key Employee Bonus Plan (the Plan) with the goal of creating financial incentives for Key Employees. The financial incentives will be aligned with individual Key Employee goals to ensure that critical goals of CPG are appropriately identified, communicated and delegated within the organization. The Plan will create a vehicle to provide financial rewards to Key Employees for achievement of CPG’s critical goals and objectives.

How the Plan Works: A bonus target as a percentage of base pay has been created for each Plan participant based upon the following guideline:

CPG International Inc.

Bonus Plan Target Payouts

Grade Compensation Structure:

Grade	Bonus Target as a % of Base Pay
15P - Supervisor	7.5%
15A - Project Manager	7.5%
16P - Assistant Manager - Production	10.0%
16A - Assistant Manager - Administration	10.0%
17P - Manager - Production	12.5%
17A - Manager - Administration	12.5%
18 - Senior Manager/Director	15.0%
19 - Vice President	17.5%
20-25 - Other Officers	Varies

These guidelines have been developed by reviewing comparable compensation data for the level of responsibility of the individual Key Employee based upon companies of similar size and scope as CPG. CPG’s management will periodically review Plan and Plan targets and adjust such them accordingly. Some targets will be set by employment agreement and supersedes the target payouts above.

The target creates a potential payout level to an individual Key Employee. The actual amount paid to the Key Employee can vary from zero percent of pay to 270 percent of the target bonus. The payout is dependent upon the three levels of goal achievement, the Key Employee’s PPT’s, business unit performance and the total company’s performance level.

1)              Key Employee PPT’s: 25 percentage of your bonus target will be earned by achieving Personal Performance Targets (PPT’s) that CPG management will set for you at the beginning of each Plan year. Achievement of your PPT’s will ensure that a predetermined portion of your bonus target will be earned no matter how well your business unit or CPG performs. However, should your PPT’s not be met or you lose plan eligibility during the year, you will not receive a payout from the Plan even if your business unit or CPG meets or exceeds its goals for the Plan year. Each Key Employee will receive a set of PPT’s from their supervisor at the beginning of each plan year.

2)              Business Unit Performance:  37.5% of your bonus target will be earned if Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) goals are met for your business unit.

3)              CPG Performance: 37.5% of your bonus target will be earned if Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) goals are met for CPG.

4)              Plan Participation: Participation in the plan is recommended by the Senior Leadership Team (SLT) and approved by CPG’s Chief Executive Officer. Plan participation is limited to active Key Employees and plan participants lose all rights to payments if separation of employment occurs before the Plan payment date. Key Employees that are placed on a Performance Improvement Plan anytime during the Plan year lose all rights to payments under the Plan. Plan participation can be terminated anytime at the discretion of the SLT. Key employees entering the plan after the beginning of the plan year will be eligible to participate in the Plan on a pro rata basis.

5)              Plan Year: Plan year begins January 1st of each year. Plan payments will be made within 30 days following completion of year end audit and approval of the CPG Board  Compensation Committee.

Achievement of PPT’s: The determination of the achievement of a Key Employee’s PPT’s is at the discretion of the Key Employee’s supervisor. Disagreements will be settled by a SLT member at its regularly scheduled meetings.

Key Employee: An employee is recommended by his/her Key Manager.  The manager will complete a Key Manager’s Bonus Program Request for Participation Form and forward it to the Business Unit President for initial approval.  Recommendations will be discussed and selected by the SLT  and approved by the CEO as a Key Employee and then forwarded to Human Resources.

Non Legally Binding: Participation in the Plan does not create an employment contract between the Company and the Employee, whose right to continue in the employment of the Company shall be determined as though he/her right to participate in the Plan did not exist.  The Company reserves the right to change the Plan at any time if it believes it is in its best interests to do so, and the grant of a participating interest in the Plan in respect of any fiscal year of the Company shall not in any way confer a right to participate in the Plan, at any level, in any subsequent year.